Exhibit 4(c)(6)

[ ]

Home Office: Cincinnati, Ohio

Administrative Office: [P.O. Box 5423, Cincinnati, Ohio 45201-5423]

FIRST TRUST BARCLAYS EDGE

1-YEAR

10% BUFFER WITH UPSIDE PARTICIPATION RATE

INDEXED STRATEGY

Crediting Strategy Endorsement

Index Loss Subject to a 10% Buffer for Each Term

Index Gain Subject to an Upside Participation Rate for Each Term

Performance Lock Feature

Term

Each Term for this Strategy is one year long.

Gain or Loss

Each day, the value of the Strategy includes the Gain or Loss for the Term.

Gain or Loss is calculated on the remaining investment base for the Term. For this purpose, the investment base starts with the amount applied to that Strategy at the start of the Term. It is then reduced to pay for each withdrawal or charge that is taken from the Strategy during the Term.

Gain or Loss at the End of a Term

After the final Market Close of a Term, unless you have elected a Performance Lock, any Gain or Loss is determined based on the increase or decrease in the First Trust Barclays Edge Index since the start of the Term. This increase or decrease is expressed as a percentage of the value of the First Trust Barclays Edge Index at the start of the Term. It is measured from the index value at the last Market Close on or before the first day of the Term to the index value at the final Market Close of the Term. The index value is the value of the First Trust Barclays Edge Index as published by [Barclays Bank PLC or its agent].

Any Gain for the Term is subject to the Upside Participation Rate. Any Loss for the Term is subject to the Buffer.

Gain or Loss before the End of a Term

Before the final Market Close of a Term, unless you have elected a Performance Lock, the Gain or Loss for the Term is a percentage equal to:

1)	the net option value for the Strategy as of the most recent Market Close of the Term; minus

2)	the amortized option cost as of the most recent Market Close of the Term; and minus

3)	Trading Cost.

The net option value as of a Market Close is a percentage equal to:

1)	the value of the ATM Call Option calculated for the Market Close, multiplied by the Upside Participation Rate; minus

2)	the value of the OTM Put Option calculated for the Market Close.

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The amortized option cost is a percentage equal to:

1)	the net option value for the Strategy calculated for the beginning of the Term; multiplied by

2)	the number of days remaining until the final Market Close of the Term divided by 365.

Performance Lock

A Performance Lock is an election to lock in the Gain or Loss for the remainder of a Term. You may make a Performance Lock election for a Term by a Request in Good Order. Once we receive your Request in Good Order, a Performance Lock election for a Term cannot be changed or revoked.

A Performance Lock election for a Term is effective on the second Market Close following our receipt of your Request in Good Order. After the second Market Close, the Gain or Loss before the end of the Term and the Gain or Loss at the end of the Term is based on the net option value, amortized option cost, and Trading Cost as determined for that second Market Close.

ATM Call Option

The ATM Call Option is a hypothetical call option that will pay the holder an amount equal to the percentage increase, if any, in the First Trust Barclays Edge Index from the last Market Close on or before the start of the Term to the final Market Close of the Term.

OTM Put Option

The OTM Put Option is a hypothetical put option that will pay the holder an amount equal to the percentage decrease, if any, in the First Trust Barclays Edge Index from the last Market Close on or before the start of the Term to the final Market Close of the Term, but only to the extent the percentage decrease exceeds the Buffer for the Term.

Option Values

The values of the ATM Call Option and OTM Put Option are calculated by us using a market standard model for valuing an option. Each value is stated as a percentage of the option value at the last Market Close on or before the first day of the Term.

Upside Participation Rate

The Upside Participation Rate is the portion of the increase in the First Trust Barclays Edge Index for a Term taken into account to determine the Gain for the Term. We will set the Upside Participation Rate for each initial or renewal Term of this Strategy before the first day of that Term. For a given Term, we may set a different Upside Participation Rate for amounts attributable to Purchase Payments received on different dates.

Buffer

The Buffer is the decrease in the value of the First Trust Barclays Edge Index for a Term that is disregarded when determining the Loss for the Term. The Buffer for each Term of this Strategy is 10%.

Trading Cost

Trading Cost is the estimated cost of selling the hypothetical option before the end of a Term. It is a percentage set by us from time to time to reflect the average difference between the Option Values and market bid prices.

Market Close

A Market Close for this Strategy is the close of the core trading session of the New York Stock Exchange Arca on each day that is a Market Day.

Index Information

The First Trust Barclays Edge Index (“Index”) is designed to combine capital strength and value equity investment methodologies with a mix of US Treasuries for more consistent returns across different market environments.

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The Index’s equity exposure will be an equal blend of the stocks represented in The Capital Strength IndexSM and the Value Line Dividend® Index.

The Capital Strength IndexSM starts with the largest 500 companies in the NASDAQ US benchmark index and then reduces the selection universe by screening for companies that meet minimum criteria including cash and/or short-term investments on their balance sheets, low debt-to-market cap ratios, and attractive return-on-equity. It then selects the top 50 names from this smaller universe based on low historical volatility.

The Value Line Dividend® Index starts with the universe of stocks published in its The Value Line Investment Survey publication and then selects those with a Value Line® Safety Rank of 1 or 2, with attractive dividends and market cap of one billion dollars or above. It then equally weights all stocks that meet those conditions (generally around 160-200 stocks).

The Index’s fixed income component consists of an allocation to 2-year, 5-year and 10-year US Treasuries.

On each business day, the Index determines the optimal combination between Equities and the 3 US Treasuries using a quantitative process known as “mean variance optimization.” To further control risk, the Index aims to limit its annual volatility to a 7% target using a procedure called volatility control.

[The First Trust Barclays Edge Index (“FTIS Index”) is a product of FT Indexing Solutions LLC (“FTIS”) and is administered and calculated by Bloomberg Index Services Limited and its affiliates (collectively, “BISL”). FIRST TRUST® is a trademark of First Trust Portfolios L.P. (collectively, with FTIS and their respective affiliates, “First Trust”). The foregoing index and trademark have been licensed for use for certain purposes by Barclays, Bloomberg, and MassMutual Ascend Life Insurance Company (“MassMutual Ascend”) in connection with the FTIS Index and MassMutual Ascend’s products.

The Capital Strength Index (“Nasdaq Index”) is a product of Nasdaq, Inc. (collectively, with its affiliates, “Nasdaq”). NASDAQ®. CAPTIAL STRENGTH INDEX ™, and NQCAPST™ are trademarks of Nasdaq. The foregoing index and trademarks have been licensed for use for certain purposes by FTIS and MassMutual Ascend in connection with the FTIS Index and MassMutual Ascend’s products.

The Value Line Dividend Index (“Value Line Index”) is a product of Value Line, Inc. (“Value Line”). VALUE LINE® and VALUE LINE DIVIDEND INDEX™ are trademarks or registered trademarks of Value Line. The foregoing index and trademarks have been licensed for use for certain purposes by FTIS and MassMutual Ascend in connection with the FTIS Index and MassMutual Ascend’s products. The FTIS Index is not sponsored, endorsed, recommended, sold or promoted by Value Line and Value Line makes no representation regarding the advisability of investing in the FTIS Index.

BLOOMBERG® is a trademark and service mark of Bloomberg Finance L.P. Bloomberg Finance L.P., BISL and their affiliates (“Bloomberg”) are not affiliated with First Trust or Barclays. Bloomberg’s relationship to First Trust and Barclays is only (1) in the licensing of the FIRST TRUST®, BARCLAYS®, and FIRST TRUST BARCLAYS EDGE INDEX™ trademarks and (2) to act as the administrator and calculation agent of the FTIS Index, which is the property of FTIS.

MassMutual Ascend’s products are not issued, sponsored, endorsed, sold, recommended, or promoted by First Trust, Bloomberg, Nasdaq, Value Line, or their respective affiliates (collectively, the “Companies”). The Companies have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to MassMutual Ascend’s products. The Companies make no representation or warranty, express or implied, to the owners of any product based on the FTIS Index, Barclays Indices, Nasdaq Index, or Value Line Index, or to any member of the public regarding the advisability of investing in securities generally or in products based on the FTIS Index, Barclays Indices, Nasdaq Indices, or Value Line Index particularly, or the ability of the FTIS Index, Barclays Indices, Nasdaq Indices, or Value Line Index to track general stock market performance. The Companies’ only relationship to MassMutual Ascend is in the licensing of the certain trademarks, trade names, and service marks and the use of the FTIS Index, Barclays

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Indices, Nasdaq Indices, and Value Line Indices, which are determined, composed and calculated without regard to MassMutual Ascend or MassMutual Ascend’s products. The Companies have no obligation to take the needs of MassMutual Ascend, or the owners of MassMutual Ascend’s products, or the sponsors or owners of products based on the FTIS Index, Barclays Indices, Nasdaq Index, or Value Line Index into consideration when determining, composing, or calculating the FTIS Index, Barclays Indices, Nasdaq Index, and Value Line Index. The Companies are not responsible for and have not participated in the determination or calculation of MassMutual Ascend’s products. There is no assurances from the Companies that products based on the FTIS Index, Barclays Indices, Nasdaq Index, or Value Line Index will accurately track index performance or provide positive investment returns. The Companies have no liability in connection with the administration, marketing, or trading of MassMutual Ascend’s products The Companies are not investment advisors. Inclusion of a security or financial instrument within an index is not a recommendation by the Companies to buy, sell, or hold such security or financial instrument, nor is it considered to be investment advice.

THE COMPANIES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS, COMPLETENESS, AND/OR UNINTERRUPTED CALCULATION OF MASSMUTUAL ASCEND’S PRODUCTS, FTIS INDEX, BARCLAYS INDICES, NASDAQ INDEX, VALUE LINE INDEX, OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATION WITH RESPECT THERETO, INCLUDING, ORAL, WRITTEN, OR ELECTRONIC COMMUNICATIONS. THE COMPANIES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS IN MASSMUTUAL ASCEND’S PRODUCTS, FTIS INDEX, BARCLAYS INDICES, NASDAQ INDEX, OR VALUE LINE INDEX. THE COMPANIES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY MASSMUTUAL ASCEND OWNERS OF MASSMUTUAL ASCEND’S PRODUCTS OR OF PRODUCTS BASED ON THE FTIS INDEX, BARCLAYS INDICES, NASDAQ INDEX, OR VALUE LINE INDEX, OR BY ANY OTHER PERSON OR ENTITY FROM THE USE OF THE FTIS INDEX, BARCLAYS INDICES, NASDAQ INDEX, OR VALUE LINE INDEX, OR ANY DATA INCLUDED THEREIN. THE COMPANIES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO MASSMUTUAL ASCEND’S PRODUCTS, FTIS INDEX, BARCLAYS INDICES, NASDAQ INDEX, VALUE LINE INDEX, OR ANY DATA INCLUDED THEREIN, WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE COMPANIES BE SUBJECT TO ANY DAMAGES OR HAVE ANY LIABILITY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR LOSSES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME, OR GOODWILL, WHETHER ARISING FROM THEIR NEGLIGENCE OR OUTHERWISE. EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN MASSMUTUAL ASCEND AND THE COMPANIES.

Neither Barclays Bank PLC (“BB PLC”) nor any of its affiliates (collectively ‘Barclays’) is the issuer or producer of MassMutual Ascend’s products and Barclays has no responsibilities, obligations or duties to investors in MassMutual Ascend’s products. The Barclays US 2Y Treasury Futures Index, Barclays US 5Y Treasury Futures Index, Barclays US 10Y Treasury Futures Index, and Barclays US 30Y Treasury Futures Index (collectively, the “Indices”), together with any Barclays indices that are components of the Indices, are trademarks owned by Barclays and, together with any component indices and index data, are licensed for use by MassMutual Ascend as the issuer or producer of MassMutual Ascend’s products (the ‘Issuer’).

Barclays’ only relationship with the Issuer in respect of the Indices is the licensing of the Indices, which are administered, compiled and published by BB PLC in its role as the index sponsor (the ‘Index Sponsor’) without regard to the Issuer or MassMutual Ascend’s products or investors in MassMutual Ascend’s products. Additionally, MassMutual Ascend as issuer or producer of MassMutual Ascend’s products may for itself execute transaction(s) with Barclays in or relating to the Indices in connection with MassMutual Ascend’s products. Investors acquire MassMutual Ascend’s products from MassMutual Ascend and investors neither acquire any interest in the Indices nor enter into any relationship of any kind whatsoever with Barclays upon making an investment in MassMutual Ascend’s products. MassMutual Ascend’s products are not sponsored,

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endorsed, sold or promoted by Barclays and Barclays makes no representation regarding the advisability of MassMutual Ascend’s products or use of the Indices or any data included therein. Barclays shall not be liable in any way to the Issuer, investors or to other third parties in respect of the use or accuracy of the Indices or any data included therein.

Barclays Index Administration (“BINDA”), a distinct function within BB PLC, is responsible for day-to-day governance of BB PLC’s activities as Index Sponsor.

To protect the integrity of Barclays’ indices, BB PLC has in place a control framework designed to identify and remove and/or mitigate (as appropriate) conflicts of interest. Within the control framework, BINDA has the following specific responsibilities:

•	oversight of any third party index calculation agent;

•	acting as approvals body for index lifecycle events (index launch, change and retirement); and

•	resolving unforeseen index calculation issues where discretion or interpretation may be required (for example: upon the occurrence of market disruption events).

To promote the independence of BINDA, the function is operationally separate from BB PLC’s sales, trading and structuring desks, investment managers, and other business units that have, or may be perceived to have, interests that may conflict with the independence or integrity of Barclays’ indices.

Notwithstanding the foregoing, potential conflicts of interest exist as a consequence of BB PLC providing indices alongside its other businesses. Please note the following in relation to Barclays’ indices.

•	BB PLC may act in multiple capacities with respect to a particular index including, but not limited to, functioning as index sponsor, index administrator, index owner and licensor.

•

Sales, trading or structuring desks in BB PLC may launch products linked to the performance of an index. These products are typically hedged by BB PLC’s trading desks. In hedging an index, a trading desk may purchase or sell constituents of that index. These purchases or sales may affect the prices of the index constituents which could in turn affect the level of that index.

•	BB PLC may establish investment funds that track an index or otherwise use an index for portfolio or asset allocation decisions.

The Index Sponsor is under no obligation to continue the administration, compilation and publication of the Indices of the level of the Indices. While the Index Sponsor currently employs the methodology ascribed to the Indices (and application of such methodology shall be conclusive and binding), no assurance can be given that market, regulatory, juridical, financial, fiscal or other circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any constituent within the Index) will not arise that would, in the view of the Index Sponsor, necessitate an adjustment, modification or change of such methodology. In certain circumstances, the Index Sponsor may suspend or terminate the Indices. The Index Sponsor has appointed a third-party agent (the ‘Index Calculation Agent’) to calculate and maintain the Indices. While the Index Sponsor is responsible for the operation of the Indices, certain aspects have thus been outsourced to the Index Calculation Agent.

Barclays

1.

makes no representation or warranty, express or implied, to the Issuer or any member of the public regarding the advisability of investing in transactions generally or the ability of the Indices to track the performance of any market or underlying assets or data; and

2.	has no obligation to take the needs of the Issuer into consideration in administering, compiling or publishing the Indices.

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Barclays has no obligation or liability in connection with administration, marketing or trading of MassMutual Ascend’s products.

The licensing agreement between MassMutual Ascend and BB PLC is solely for the benefit of MassMutual Ascend and Barclays and not for the benefit of the owners of MassMutual Ascend’s products, investors or other third parties.

BARCLAYS DOES NOT GUARANTEE AND SHALL HAVE NO LIABILITY TO THE PURCHASERS AND TRADERS, AS THE CASE MAY BE, OF THE TRANSACTION OR TO THIRD PARTIES FOR THE QUALITY, ACCURACY AND/OR COMPLETENESS OF THE INDICES OR ANY DATA INCLUDED THEREIN OR FOR INTERRUPTIONS IN THE DELIVERY OF THE INDICES. BARCLAYS MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDICES INCLUDING, WITHOUT LIMITATION, THE INDICES OR ANY DATA INCLUDED THEREIN. IN NO EVENT SHALL BARCLAYS HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, OR ANY LOST PROFITS, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES SAVE TO THE EXTENT THAT SUCH EXCLUSION OF LIABILITY IS PROHIBITED BY LAW.

None of the information supplied by Barclays and used in this publication may be reproduced in any manner without the prior written permission of Barclays Bank PLC, Barclays Bank PLC is registered in England No. 1026167. Registered office 1 Churchill Place London E14 5HP.]

GAIN OR LOSS UNDER THIS CREDITING STRATEGY IS DETERMINED IN PART BASED ON THE FIRST TRUST BARCLAYS EDGE INDEX. HOWEVER, THIS CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY EQUITY OR BOND INVESTMENTS.

This is part of your Contract. It is not a separate contract. It changes the Contract only as and to the extent stated. In all cases of conflict with the other terms of the Contract, the provisions of this Endorsement shall control.

Signed for us at our office as of the Contract Effective Date.

[ ]	[ ]
[Mark F. Muething]	[John P. Gruber]
[President]	[Secretary]

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